UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VERSO CORPORATION

(Name of Registrant as Specified In Its Charter)

LAPETUS CAPITAL II LLC

ATLAS CAPITAL RESOURCES II LP

ATLAS CAPITAL GP II LP

ATLAS CAPITAL RESOURCES GP II LLC

LAPETUS CAPITAL III LLC

ATLAS CAPITAL RESOURCES III LP

ATLAS CAPITAL GP III LP

ATLAS CAPITAL RESOURCES GP III LLC

ATLAS FRM LLC

ANDREW M. BURSKY

TIMOTHY J. FAZIO

BW COATED LLC

BLUE WOLF CAPITAL FUND IV, L.P.

BLUE WOLF CAPITAL ADVISORS IV, L.P.

BLUE WOLF CAPITAL ADVISORS IV, LLC

ADAM BLUMENTHAL

SEAN T. ERWIN

JEFFREY E. KIRT

TIMOTHY LOWE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 3, 2020, Lapetus Capital II LLC, together with the other participants in the solicitation, launched a website (located at www.fixverso.com) to communicate with stockholders of Verso Corporation. The following materials were posted to www.fixverso.com:

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Important

The views expressed on this website represent the opinions of Lapetus Capital II LLC, together with its affiliates (collectively “Atlas”) and BW Coated LLC, together with its affiliates (collectively “Blue Wolf”), which beneficially own shares of Verso Corporation (the “Company”) and are based on publicly available information with respect to the Company. Atlas and Blue Wolf recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with Atlas and Blue Wolf’s conclusions. Atlas and Blue Wolf reserve the right to change any of their opinions expressed herein at any time as they deem appropriate and disclaim any obligation to notify the market or any other party of any such changes. Atlas and Blue Wolf disclaim any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third-party reports. Atlas and Blue Wolf shall not be responsible or have any liability for any misinformation contained in any SEC, other regulatory filing or third-party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. Any estimates, projections and potential impact of any opportunities identified by Atlas and Blue Wolf herein are based on assumptions that Atlas and Blue Wolf believe to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

Although Atlas and Blue Wolf believe the statements made in this website are substantially accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, Atlas and Blue Wolf make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication they make with respect to the Company and any other companies mentioned, and Atlas and Blue Wolf expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, stockholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, “Media”). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of Atlas and Blue Wolf.

Cautionary Statement Regarding Forward-Looking Statements

The materials on this website contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Atlas and Blue Wolf. Although Atlas and Blue Wolf believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Atlas and Blue Wolf will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Lapetus Capital II LLC, Atlas Capital Resources II LP, Atlas Capital GP II LP, Atlas Capital Resources GP II LLC, Lapetus Capital III LLC, Atlas Capital Resources III LP, Atlas Capital GP III LP, Atlas Capital Resources GP III LLC, Andrew M. Bursky, Timothy J. Fazio, Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe, Atlas FRM LLC, BW Coated LLC, Blue Wolf Capital Fund IV, L.P., Blue Wolf Capital Advisors IV, L.P., Blue Wolf Capital Advisors IV, LLC, and Adam Blumenthal (collectively, the “Participants”), have made a definitive filing with the SEC of a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of the Atlas’ and Blue Wolf’s slate of director nominees to the Board of Directors of the Company, at the Company’s upcoming annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, rescheduling’s or continuations thereof.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THEIR PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION INTEND TO POST COPIES OF SUCH PROXY MATERIALS TO THIS WEBSITE AND WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

I have read and agree to the terms of this website.

Domtar Corporation NYSE: UFS $38.56 $ 3,144.5 4.4x International Paper NYSE: IP $ 46.20 $ 28,220.8 7.3x Neenah Paper NYSE: NP $71.59 $1,416.0 12.3X Schweitzer-Maudult International NYSE: SWM $44.54 $1,877.9 10.1x Why change is needed Ahlstrom-Munksjo HLSE: AM1 $16.16 $ 2,968.2 11.1X packaging Corporation of America nys£:Pkg $110.01 $12,337.2 8.2x We believe meaningful change to the composition of the Board of Sappi Limited jse: sap $3.32 $3,347.6 4.9x Directors of Verso is necessary to ensure that the Company is operated UPM-Kummne Oy| HLSE:UPM $34.36 $18,599.1 9.9x in a manner consistent with the best interests of all stockholders. Stora Enso Oy| HLSE STERV $13.72 $15,338.5 8.0x Max 12.3x Median 8.2x LEARN MORE Mean 8.5x Low 4.4x Verso Corporation VRS $18.1 $664.1 2.4x Click Here for Full Investor Presentation Our nominees Our director nominees have deep and extensive knowledge that we believe is relevant to the Verso Board including in the bleached kraft ^ pulp, graphic paper and specialty paper segments of the industry and companies undergoing operational challenges. LEARN MORE How to vote k Your vote is important, no matter how few shares of Common Stock ^ o you own. Atlas and Blue Wolf urge you to sign, date and return the BLUE proxy card today! KT^ . LEARN MORE IAbout Us

A Atlas holdings Atlas Holdings is a diversified group of 20 manufacturing and Blue Wolf Capital Partners LLC is a private equity firm with a distinctive distribution businesses in the automotive, building materials, business approach to building stronger businesses. Founded in 2005, we services and solutions, construction, energy, industrial services, metals, manage over $1.6 billion in capital and combine a focus on operational, packaging, pulp, paper, and logistics industries. While we were founded strategic and financial discipline to responsibly transform companies, in 2002, many of our companies have been doing business for more We specialize in control investments in middle market companies, and than 100 years. we work collaboratively to build value for stakeholders and generate Atlas builds high-performance companies. By focusing exclusively on superior returns through effective management of complex sectors of expertise and partnering with exceptional management relationships between business, customers, employees, unions, teams linked by a shared set of values and a common culture, Atlas regulators and the communities where we do business, creates and then executes upon value creation plans that deliver breakthrough operational and financial results over the long-term.

Why change is needed We believe meaningful change to the composition of the Board of Directors of Verso is necessary to ensure that the Company is operated in a manner consistent with the best interests of all stockholders. In our opinion, the Board has enriched themselves, while failing to develop a cohesive and comprehensive strategy to increase value for stockholders primarily because the Board lacks the relevant experience required to develop and implement such a strategy. Letters to Stockholders Atlas holdings the verso board needs change now December 31,2019 Protect your Investment by Voting to Elect Our Three Nominees THE VERSO BOARD NEEDS CHANGE NOW - Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe—Protect your Investment by Voting to Elect Our Three Nominees—Scan T. Erwin, Jeffrey E. Kirt and Timothy Lowe- on the BLVE Proxy Card Today ON BLUE Proxy Card Today Dear Fellow Verso Corporation Stockholder: here for the Full Letter Lapetus Capital II LLC (together with its affiliates. “Atlas” or “we”) and the other participants in this solicitation, including BW Coated. LLC (together with its affiliates, “Blue Wolf), arc the beneficial owners of 3.273.231 shares of Class A common stock, par value S0.01 per share (the “Common Stock”), of Verso Corporation, a Delaware corporation (“Verso’’ or the “Company” ). representing approximately 9.43% of the outstanding shares of Common Stock. We are collectively among the largest stockholders of Verso. Together. Atlas and Blue Wolf have been owners of. and instrumental in the management of numerous companies in the paper, pulp and packaging industries. Our investment in Verso began over two years ago and we are longterm oriented investors. For the reasons described in this letter and our proxy statement, we are deeply concerned by the business performance and governance of Verso and believe urgent, meaningful and long-overdue changes to the composition of the Board of Directors of Verso (the “Board”) are necessary to ensure that the Company is run in the best interests of all stockholders. If elected at the annual meeting of stockholders, newly scheduled and postponed further to January 31, 2020 (the “Annual Meeting”), we believe our three (3) nominees - Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe will help the Board achieve that goal, by contributing their decades of relevant experience, while assisting with the development and implementation of a cohesive and comprehensive long-term strategy to reposition the Company to finally realize its full potential. signing, completing, dating and returning the accompanying BLUE proxy card using the enclosed postage-paid envelope today. OUR CONCERNS Our belief that the Board needs change arises from a multitude of concerns. We believe the Board demonstrated little or no interest in pursuing corporate governance improvements until (and only until) AFTER we proposed a competing slate of directors for election. Here are a few of the Board’s governance failures in just the past two years: Investor Presentation Vote FOR the Atlas and Blue Wolf Nominees to Protect the Value of Your Investment. Click here for the Investor Presentation Verso:The Case for Change December 2019 Proxy Statement LAPETUS CAPITAL II LLC DECEMBER 31, 2019 Dear Fellow Verso Corporation Stockholder. Click here for the Proxy Statement Lapetus Capital II LLC (together with its affiliates) and the other participants in this solicitation arc the beneficial owners of 3.273.231 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) of Verso Corporation, a Delaware corporation (“Verso” or the “Company”), representing approximately 9.43% of the outstanding shares of Common Stock. For the reasons set forth in the attached Proxy Statement, we believe meaningful changes to the composition of the Bard of Directors of the Company (the “Board”) are necessary in order to ensure dial the Company is being run in a manner consistent with the stockholders’ best interests. We are seeking your support in the election of our three (3) nominees—Sean T. Erwin. Jeffrey K. Kirt and Timothy Lowe—at the annual meeting of stockholders scheduled to be held on January 31. 2020. at 10:00 a.m. local lime at JW Marriott Essex House, located at 160 Central Park South. New York. New York 10019 (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof. We are seeking representation on the Board because we believe that the Board will benefit from the addition of directors with relevant skill sets and a shared objective of enhancing value for the benefit of all Verso stockholders. The individuals whom we have nominated arc highly qualified, capable anti ready to serve the stockholders of Verso. We believe that there is significant \oluc lo be realized at Verso. However, we are concerned that the Board is not taking the appropriate actions to address the Company’s continuing underperformance Given the Company’s financial, stock price and operational underperformance under the oversight of the current Board, we strongly believe that the Board must he reconstituted to ensure that the interests of the stockholders are appropriately represented in the hoatdtoom. and dial die Board take die necessary steps to help the Company’s stockholders realize maximum value for their investment. Our nominees bring significant operating cxpenence in the paper and pulp industry ami with companies undergoing operational turnarounds We arc seeking your support at the Annual Meeting to elect our nominees. Sean T. Erwin. Jeffrey E. Kirt and Timothy Lowe, m opposition to three (3) of the Company’s director nominees. Steven D. Scheiwe, Jay Shuster and Nancy M. Taylor Your vote to elect our nominees will have the legal effect of replacing Mr. Scheiwe. Jay Shuster and Nancy M. taylor with our nominees. Messrs. Erwin, Kin and Lowe If elected, our nominees w ill constitute a minority on the Board, and there can be no guarantee dial our nominees will be able to implement the actions that they believe arc necessary to unlock stockholder value. We urge you lo carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning tlsc enclosed BIJUE proxy card today. The attached Proxy Statement and the cnck>scd BLUE proxy card are first being sent or given to the stockholders on or about December 31. 2019. It yiMi have already voted lor ihe incumbent Company slate, you have every nghi to change your vote by signing, tbling and reluming a later dated BLUE proxy curd t«r by voting in person at die Annual Meeting. If you have any questions or require any assistance w ith your vote, please contact Harkins Kovler. LLC. which is avsisting us. at its address and toll-free number listed in the proxy statement. Thunk you for your support. N Andrew M. Bursky and Timothy J. Fazio Andrew M Bursky and Timothy J Fazio Lapetus Cupital II LLC Atlas Lawsuit Against Verso Corporation IN I HE COURT Of CHANCERY Of THE STATE Of DELAWARE LAPETUS CAPITAL II LLC. ) Plaintiff. ) Click here for the Complaint ) ) C.A. No. 2019 ) VERSO CORPORATION. ) ) Defendant. ) VERIFIED COMPLAIN T Plaintiff Lapetus Capital II LLC (“Plaintiff’ or “Lapetus II”). by and through us undersigned counsel, hereby brings this Verified Complaint against Verso Corporation (“Verso” or the “Company”), pleading knowledge as to itself, and upon information and belief as to all other matters, as follows: NATURE OF THE ACTION 1. Plaintiff brings this action pursuant to Sections 211 and 220 of the General Corporation Law of the State of Delaware (“Section 211” and “Section 220.” respectively). Verso has not held an annual meeting of its stockholders since September 24. 2018. Instead, Verso’s overcompensated directors, who are not properly aligned with stockholders and do not have adequate industry experience, have spent the past 15 months disenfranchising stockholders and manipulating the corporate machinery to entrench themselves. Through this action. Plaintiff seeks to stop any further delays in the election of directors and obtain certain critical RLFI 22tf$4«47v 1 Letters to the Verso Board Atlas Holdings and Blue Wolf Capital Letter to Verso Corporation Board of Directors—December 3, 2019 SCW Capital Management, LP Letter to Verso Corporation Board of Directors—December 10, 2019 Summary of Lapetus II 220 Demand to Verso Corporation for Stockholder Listings—December 12, 2019 Press Releases December 23, 2019 December 13, 2019 Atlas And Blue Wolf Comment On Verso Board’s Atlas And Blue Wolf Comment On Continued Second Postponement Of Annual Meeting To Elect Concerns With Verso Directors PR Newswire Board’s Actions Reinforce the Need for Atlas and Blue Wolfs Three (3) Atlas Holdings and Blue Wolf Capital remain concerned about their Nominees on the Board investment in Verso and believe meaningful changes to the composition of the Board of Directors of Verso are necessary to ensure that the READ MORE — Company is operated in a manner consistent with the best interests of stockholders. READ MORE December 03, 2019 Atlas Holdings and Blue Wolf Capital Issue Letter to Verso Corporation Board of Directors PR Newswire Atlas Holdings and Blue Wolf Capital are deeply concerned about Verso’s proposed sale transaction of Specialty Mills because of the lack of transparency of vital information relating to the terms of the deal. They are also deeply concerned about Verso’s board’s vision and strategy for the Remaining Business and remain prepared to engage in a dialogue that will lead to board representation that better aligns with stockholder interest. READ MORE

HOME ABOUT US WHY CHANGE IS NEEDED OUR NOMINEES NEWS HOW TO VOTE CONTACT Our nominees Our director nominees have deep and extensive experience, including knowledge of the bleached kraft pulp, graphic paper and specialty paper segments of the industry and of companies undergoing operational challenges. If elected, we believe our slate of nominees will add the operational expertise to the Verso Board of Directors that will improve the ability of the Company to develop and implement a viable long-term strategy to operate and reposition the business. SEAN T. ERWIN JEFFREY E. KIRT TIMOTHY LOWE Descriptor Descriptor Descriptor

DESCRIPTOR A Sean T. Erwin Sean T. Erwin has extensive leadership experience within the paper and pulp industry including his most recent service as Chairman of the Board of Directors of Neenah Paper, Inc. (NYSE:NP), a specialty paper manufacturer, where he served as the Chief Executive Officer and President from November 2004 to May 2011. Under Mr. Erwin’s leadership, Neenah proved to be a remarkable success story for an absolute share of more than 85% over that Neenah Paper, Kimberly-Clark Corporation, Paper Mr. Erwin President of its European Consumer Tissue business and Managing Director of Kimberly Clark Australia. Additionally, Mr. Erwin served as a director of Carmike Cinemas, Inc. from May 2012 to December 2016. The Atlas Parties believe that Mr. Erwin’s leadership experience in the paper and pulp industry and as a director of a public company make him well qualified to serve on the Board. Mr. Erwin received his BS in Accounting and Finance from Northern Illinois University. Atlas and Blue Wolf believe that Mr. Erwin’s leadership experience in the paper and pulp industry and as a director of a public company make him well qualified to serve on the Board. Mr. Erwin received his BS in Accounting and Finance from Northern Illinois University. BACK TO NOMINEES

DESCRIPTOR A Jeffrey E. Kirt Jeffrey E. Kirt has significant experience in the industrial and service sectors and in sourcing, evaluating and managing investments, primarily in turnaround situations with influence on the governance of entities. He is the Founder and Managing Partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations, and certain affiliates. Prior to founding Fifth Lake Management, LLC, Mr. Kirt was a Partner at Pamplona Capital Management, L.P. and Oak Hill Advisors, L.P., where he focused on making private equity and special situations investments in the industrial, aerospace, defense, business services and financial services sectors in the United States and Europe. Mr. Kirt has served as a director of Capital Bank Financial Corp., a Federal Reserve and OCC regulated banking institution and director of Cooper Standard Holdings, Inc., a global supplier of systems and components for the automotive industry. The Atlas Parties believe that Mr. Kirt’s significant prior experience in the industrial and service sectors and past experience in sourcing, evaluating and managing investments, primarily in turnaround situations with influence on the governance of entities, as well as his prior experience serving as a director to corporations, make him well qualified to serve on the Board. Mr. Kirt received his Bachelor of Arts in Economics with Distinction from Yale University. Atlas and Blue Wolf believe that Mr. Kirt’s significant prior experience in the industrial and service sectors and past experience in sourcing, evaluating and managing investments, primarily in turnaround situations with influence on the governance of entities, as well as his prior experience serving as a director to corporations, make him well qualified to serve on the Board. Mr. Kirt received his Bachelor of Arts in Economics with Distinction from Yale University.

HOME ABOUT US WHY CHANGE IS NEEDED OUR NOMINEES NEWS HOW TO VOTE CONTACT



DESCRIPTOR

Timothy Lowe

Timothy Lowe has an extensive operational record within the forest and paper products industry, including his successful turnaround of Twin Rivers Paper Company and Northern Resources Nova Scotia Corporation. From June 2013 to June 2016, Mr. Lowe served as Chief Executive Officer of Twin Rivers, a pulp specialty and lightweight graphic paper and dimensional lumber manufacturer. During his tenure, Mr. Lowe helped to craft and implement a turn-around of the company into a leading integrated producer of high-quality forest products. Prior to that, Mr. Lowe led the successful operational and financial turnaround of Northern Resources Nova Scotia Corporation, an integrated forest products company located in Pictou, Nova Scotia, which was the parent company of Northern Pulp Nova Scotia LLC, of which Mr. Lowe served as Chief Executive Officer from August 2009 until August 2011. Before successfully leading the turnaround of Northern Resources Nova Scotia Corporation, Mr. Lowe held multiple operational positions at Domtar, a manufacturer of uncoated freesheet paper and paper grade, fluff and specialty pulp, including serving as General Manager of the Woodland, Maine pulp mill. The Atlas Parties believe that Mr. Lowe's approximately 30 years of experience in the forest, paper and pulp industry, including turnarounds at the Twin Rivers Paper Company and the Northern Resources Nova Scotia Corporation, well qualified to serve on the Board. Atlas and Blue Wolf believe that Mr. Lowe's approximately 30 years of experience in the forest, paper and pulp industry, including turnarounds at the Twin Rivers Paper Company and the Northern Resources Nova Scotia Corporation, well qualified to serve on the Board.

BACK TO NOMINEES

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HOME ABOUT US WHY CHANGE IS NEEDED OUR NOMINEES NEWS HOW TO VOTE CONTACT

News

December 24, 2019

Investors slam Verso for annual meeting delay

Ohio-based paper maker Verso has raised the ire of Atlas Holdings and Blue Wolf Capital by postponing the 2019 annual meeting to combine it with the special meeting convened to vote on a disputed asset sale.

READ MORE

December 13, 2019

Verso, ViacomCBS, Potbelly, and Seven Other 13D Filings

On Dec. 10, SCW Capital Management, with the support of Hoak Fund Management, addressed a letter to Verso's board, referencing its previous letter from May that cited its concerned about the board's "lack of alignment with shareholders" and its "inability to articulate and execute on a consistent strategy with regards to capital allocation."

READ MORE

December 9, 2019

Group seeks to shake up Verso's board

A large stock holder for Verso Corp. is pushing for changes. Lapetus Capital II LLC and others are requesting three new people join Verso's board.

READ MORE

December 6, 2019

Atlas files proxy for Verso contest

Atlas Holdings and Blue Wolf Capital Partners formalized their proxy contest for three board seats at Verso by filing a preliminary proxy statement.

READ MORE

December 3, 2019

Investors express concerns about Verso's strategy

Private equity firms Atlas Holdings and Blue Wolf Capital Partners have sent a letter to the board of paper manufacturer Verso, expressing concerns about the lack of transparency in connection with the sale of two mills and use of the proceeds.

READ MORE

December 3, 2019

Atlas, Blue Wolf Keeps Pressure on Verso

Investors ramped up their calls for specialty paper maker Verso to clarify details of its plans to sell a pair of packaging material mills and to ensure shareholders receive proper proceeds from the transaction.

READ MORE

April 16, 2019

Changing the perception of private equity

The public perceives private equity along a storyline like this: A PE firm buys a business, lades it with unsustainable amounts of debt from undisciplined lenders, and strips out cash to pay itself and its partners a large dividend.

READ MORE

April 12, 2018

New Atlas fund takes innovative approach to longer holds

Atlas Holdings, whose latest fund recently closed at $1.67 billion, negotiated an innovative provision letting it hold investments beyond the traditional 10-year life of a private equity fund.

READ MORE

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A HOME ABOUT US WHY CHANGE How to vote for change Your vote is important, no matter how many shares you own. Atlas and Blue Wolf urge you to sign, date and return the BLUE proxy card today voting FOR the election of Sean T. Erwin, Jeffrey E. Kirt, Timothy Lowe and in accordance with Atlas and Blue Wolfs recommendations on the other proposals on the agenda for the Annual Meeting. • If your shares of Common Stock are registered in your own name, please authorize a proxy to vote by signing and returning the BLUE proxy card to Harkins Kovler, LLC, 3 Columbus Circle, 15th Floor, New York NY 10019. • If you hold your shares of Common Stock in “street name” with a bank, brokerage firm, dealer, trust company or other institution or nominee, only they can vote your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other institution or nominee to ensure that a BLUE voting instruction form is submitted on your behalf. Please follow the instructions to authorize a proxy to vote on the BLUE voting instruction form received. If your bank, brokerage firm, dealer, trust company or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included with the BLUE voting instruction form. Harkins Kovler, LLC Toll-free +1 (877) 339-3288 Call Collect+1 (212)468-5380 VRS@HarkinsKovler.com Alex Leventhal + 1 (212)468-5392 aleventhal@harkinskovler.com Rahsaan Wareham + 1 (212)468-5399 rwareham@harkinskovler.com

Contact I l Brunswick Media Inquiries: Dave Filippelli Atlas Holdings Atlas Holdings LLC +1 (203) 983-7909 dfilippelli@atlasholdingsllc.com Andy Merrill Prosek Partners + 1(646)818-9216 amerrill@prosek.com Brian Schaffer +1 (646)961-4935 bschaffer@prosek.com General Inquiries: The Watson© Time Warner Center Heckscher Playground Harkins Kovler, LLC ParcVendomeQ Arts andDeTigr Alex Leventhal/Rahsaan Wareham ^ Condominiums Gapstow Brii +1(212)468-5380 Toll-free+1 (877) 339-3288

aleventhal@harkinskovler.com Sarabeth’s Central ( T Carnegie Ha Park Central (2) . VRS@HarkinsKovler.com Hotel New York T Pi Privacy Policy The sponsor of this website, www.fixverso.com (the “Site”), is Atlas. We respect and value your privacy. This statement outlines our privacy policies (the “Privacy Policy”) which are designed to assist you in understanding how we collect, use and safeguard information we collect and to assist you in making informed decisions when using the Site. The core of our Privacy Policy is this: We want you to feel safe and comfortable when you use the Site, and we are dedicated to developing and upholding high standards for protecting your privacy. You should read and familiarize yourself with this Privacy Policy and with our Terms and Conditions. When you use the Site, you agree to abide by these terms. What Information Do We Collect? 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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

LAPETUS CAPITAL II LLC, Plaintiff, v. VERSO CORPORATION, Defendant.	) ) ) ) ) ) ) ) )	C.A. No. 2019-_____-___

VERIFIED COMPLAINT

Plaintiff Lapetus Capital II LLC (“Plaintiff” or “Lapetus II”), by and through its undersigned counsel, hereby brings this Verified Complaint against Verso Corporation (“Verso” or the “Company”), pleading knowledge as to itself, and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

1. Plaintiff brings this action pursuant to Sections 211 and 220 of the General Corporation Law of the State of Delaware (“Section 211” and “Section 220,” respectively). Verso has not held an annual meeting of its stockholders since September 24, 2018. Instead, Verso’s overcompensated directors, who are not properly aligned with stockholders and do not have adequate industry experience, have spent the past 15 months disenfranchising stockholders and manipulating the corporate machinery to entrench themselves. Through this action, Plaintiff seeks to stop any further delays in the election of directors and obtain certain critical documents to ensure, among other things, that all stockholders are capable of rendering an informed vote with respect to the proposed asset sale of the mills at Stevens Point and Androscoggin.

2. Over approximately the past six months, Verso’s board of directors (the “Board”) has engaged in an extended campaign to prevent the timely election of directors and forestall the loss of their directorships. Since representatives of Plaintiff and its affiliates first indicated (at an in-person meeting with representatives of Verso on or around May 19, 2019) that they had acquired a nearly 5% stake in Verso, Verso has:

•	Adopted a poison pill without stockholder approval;

•	Announced a strategic review less than a year after the completion of a prior failed strategic review;

•	Used the pendency of the strategic review as an excuse to avoid setting a timely annual meeting;

•	Increased the size of the Board from five to seven directors to minimize the possibility of Plaintiff’s director nominees becoming a majority of the directors;

•	Appointed a new Chief Executive Officer and made him a director of the Company (leaving Verso with three CEOs in three years);

•	Announced a significant proposed asset sale, which would allow the incumbent directors to retain their board seats absent being replaced at the annual meeting;

•	Delayed the scheduling of the annual meeting until almost 16 months after the prior meeting;

•	Refused, without any justification, to provide Plaintiff with books and records relating to the Board’s actions in advance of a stockholder vote; and

•

On the day before Christmas Eve, postponed the already delayed annual meeting to take place at the same time as the vote on an asset sale in an attempt to (i) prevent the possibility of new directors with industry and other relevant experience reviewing, consistent with their fiduciary duties, the incumbent Board’s disclosure and recommendations regarding the asset sale, (ii) reduce the likelihood that incumbent directors would be replaced at the meeting, and (iii) deprive all stockholders of the opportunity to obtain additional information about the proposed transaction prior to the required vote.

3. The incumbent Board—which includes current co-chairman Eugene Davis, who was previously admonished by this Court for his over-boarding and entrenchment motives in In re Rural Metro Corporation Stockholders Litigation, 88 A.3d 54, 65 (Del. Ch. 2014)—waited until October 3, 2019, which was over a year since the last annual meeting, to even announce the date of its 2019 annual meeting (the “2019 Annual Meeting”). And rather than set a prompt meeting, the Board set the meeting for January 21, 2020, almost 16 months after the last annual meeting.

4. Plaintiff, whose affiliates had already announced their intentions to put forth a slate of directors, was concerned about the delay. Accordingly, on October 10, 2019, Plaintiff wrote a letter to the Company explaining that it was important that the 2019 Annual Meeting date not be delayed further and requesting that the Company confirm it would hold the meeting on or before January 21, 2020. Based on further correspondence with the Company, primarily related to Plaintiff’s demand for stocklist materials in connection with the 2019 Annual Meeting, Plaintiff understood the meeting date would not be delayed again. So rather than rush into Court to seek to have an earlier meeting date set, Plaintiff swallowed the inequity of the Board’s timing and focused on nominating its slate.

5. On November 12, 2019, Verso announced a proposed asset sale of the mills at Stevens Point and Androscoggin, which represent a substantial amount of Verso’s assets (the “Proposed Transaction”). The announcement provided no indication that the 2019 Annual Meeting might move.

6. On December 5, Plaintiff filed its preliminary proxy statement in connection with the nomination of its director nominees. The next day, Plaintiff sent a second demand for the inspection of certain books and records. This second demand—the first demand requested only stocklist materials—sought documents for the purposes of, inter alia, investigating and understanding the Proposed Transaction, as well as potential mismanagement and wrongdoing in connection with the Proposed Transaction, assessing the suitability for reelection of the directors, and communicating with the Company’s stockholders concerning solicitation of proxies.

7. Plaintiff and the Company have been in communication throughout the past few months, including as recently as last week, without any hint that the incumbent Board was planning to delay the 2019 Annual Meeting yet again. Then, on the very day Plaintiff was preparing to file its definitive proxy statement (the day before Christmas Eve), Verso announced that it will once again delay its 2019 Annual Meeting and combine it with a vote on the Proposed Transaction. The obvious reason for this decision is to disenfranchise stockholders and further entrench the incumbent Board: by combining the votes, the incumbent Board perceives it will stand a better chance of avoiding being replaced by directors with relevant experience. Moreover, the delay avoids having new directors review or consider the merits of the Proposed Transaction or the dissemination of additional material information about the Proposed Transaction prior to the stockholder vote, in each case consistent with their fiduciary duties. Moving the 2019 Annual Meeting is merely an attempt to further disenfranchise stockholders. These persistent delays and entrenchment actions must stop. An annual meeting is not a weapon to be used against stockholders; it is a pre-requisite to directors having authority to govern a company they do not own.

8. Verso’s Board should be required to hold the 2019 Annual Meeting as originally scheduled on January 21, 2020. That date was chosen by the Board, which raised no concerns about it until December 23, and would permit the stockholders’ chosen directors to review and consider the Proposed Transaction and disclosure related thereto consistent with their fiduciary duties, and decide whether any additional disclosures regarding the terms of the transaction should be made. At the very least, the Court should enter an order requiring that the meeting take place on or before January 31, 2020, the supposed new date of the meeting. The stockholders should no longer be disenfranchised by an entrenched Board and cannot risk further delays—16 months is long enough.

9. In addition, Verso should be required to produce the books and records demanded by Plaintiff in its December 6, 2019 demand. Verso’s Board has failed to respond to the demand, effectively stonewalling Plaintiff and its stockholders and depriving them of the opportunity to investigate the Board’s misconduct and suitability, communicate about that conduct in advance of the annual meeting, and determine what effect it has on the recently-announced Proposed Transaction.

FACTS

A.	The Parties

10. Plaintiff Lapetus Capital II LLC is a record and beneficial holder of 100 shares of common stock of the Company. It is affiliated with Atlas Holdings LLC (together with its affiliates, “Atlas”).

11. Defendant Verso Corporation is a leading North American producer of bleached kraft pulp and graphic, specialty and packaging papers. It is incorporated in Delaware and headquartered in Miamisburg, Ohio. On November 12, 2019, Verso announced the Proposed Transaction. If the Proposed Transaction closes, the vast majority of Verso’s remaining business will be in the bleached kraft pulp and graphic paper market segments (and not packaging or specialty papers).

12. Plaintiff has been a stockholder since November 2017 and together with its affiliates currently beneficially owns approximately 7.07% of the outstanding shares of the Company. Atlas, through its affiliates and subsidiaries, owns and operates approximately 150 manufacturing and distribution facilities globally, generates revenues of approximately $5 billion annually and employs more than 18,000 people. Atlas and its predecessors have been successfully investing in the pulp, paper and packaging industries since 1999, including the specialized subsectors in which Verso participates: specialty paper, graphic paper, packaging paper and pulp.

13. Non-party BW Coated LLC (together with its affiliates, including Blue Wolf Capital Partners LLC, “Blue Wolf”) beneficially owns approximately 818,304 shares of common stock, representing approximately 2.36% of the Company’s outstanding shares. Blue Wolf is a middle market private equity firm with over $1.6 billion in committed capital whose partners have significant experience investing in and growing companies. For over a decade Blue Wolf has been an active investor in pulp, paper and forest products companies with an accomplished track record.

14. Non-party Eugene (“Gene”) I. Davis has been a director of Verso since July 2016 and Co-Chairman since October 2017. Verso has never explained why its Board, which at times has been as small as four members, needed two Chairmen, who each receive lucrative compensation packages. Mr. Davis has no additional experience in the paper industry. On December 10, 2019, following Atlas’ repeated confirmations that it would be running a proxy contest and receipt of a second demand letter under Section 220 (the “Second Demand”), Mr. Davis informed the Board that he would not stand for re-election at Verso’s 2019 Annual Meeting.1 The announcement that Mr. Davis would not stand for re-election came just days after Verso received Plaintiff’s Second Demand, in which Plaintiff raised serious concerns about Mr. Davis’s capacity to adequately execute his fiduciary duties in the best interests of the Company’s stockholders. Indeed, as explained in further detail herein, Mr. Davis has been criticized for misaligned incentives created by his service on a large number of boards, including by this Court in In re Rural Metro Corporation Stockholders Litigation, 88 A.3d 54, 65 (Del. Ch. 2014). Mr. Davis continues to serve as co-chairman of the Board until the director election, steering the Company and making decisions that may not be in the best interests of stockholders.

15. Non-party Alan J. Carr has been a director of Verso since July 2016 and Co-Chairman of the Board since October 2017. Mr. Carr has no other experience in the paper industry. On December 10, 2019, following Atlas’ repeated confirmations that it would be running a proxy contest, Carr informed the Board that he would not stand for re-election at Verso’s 2019 Annual Meeting.

[1]	A true and correct copy of the Second Demand is attached hereto as Exhibit A.

16. Non-party Steven D. Scheiwe has been a director of Verso since October 2016 and is standing for re-election at Verso’s 2019 Annual Meeting. Mr. Scheiwe has no additional experience in the paper industry. Despite his lack of experience in the paper industry, Scheiwe is slated to be the Chairman of Verso’s board of directors following the 2019 Annual Meeting.

17. Non-party Randy J. Nebel has been a director of Verso since November 14, 2019 and was one of a number of directors appointed by Verso’s Board following Atlas’ announced proxy contest. Although Nebel has some experience in the area of packaging, Nebel has no experience in bleached kraft pulp or graphic paper, which Plaintiff understands are the markets which the vast majority of Verso’s business will remain in.

18. Non-party Jay Shuster has been a director of Verso since July 2016. Shuster has little to no additional experience in the paper industry. Although Shuster has some experience in the area of packaging and tissue, Shuster has no additional experience in bleached kraft pulp or graphic paper, which Plaintiff understands are the markets which the vast majority of Verso’s business will remain in.

19. Non-party Adam St. John has been the Chief Executive Officer and a director of Verso since his appointment on November 11, 2019, following Atlas’ repeated confirmations that it would be running a proxy contest. St. John had served as the Senior Vice President of Manufacturing at Verso since August 2016 and has held other operations and management positions at Verso.

20. Non-party Nancy M. Taylor has been a director of Verso since November 14, 2019, following Atlas’ repeated confirmations that it would be running a proxy contest. Taylor has no experience in the paper industry.

21. Non-party Dr. Robert K. Beckler was nominated by Verso’s Board as a director nominee for the 2019 Annual Meeting, following Atlas’ repeated confirmations that it would be running a proxy contest. Although Dr. Beckler has some experience in the area of packaging, Dr. Beckler has no experience in bleached kraft pulp or graphic paper, which Plaintiff understands are the markets which the vast majority of Verso’s business will remain in.

22. Non-party Paula H.J. Cholmondeley was nominated by Verso’s Board as a director nominee for the 2019 Annual Meeting, following Atlas’ repeated confirmations that it would be running a proxy contest. Although Cholmondeley has had experience in the paper industry, it is unclear the extent to which she is familiar with the specific industries that Verso specializes in. Cholmondeley’s experience with specialty products might have been useful had Verso not announced its plan to sell its specialty mills business before she was nominated to stand for election to the Board at the 2019 Annual Meeting.

23. Non-party Timothy Lowe was nominated by Plaintiff to serve on Verso’s Board due to his extensive operational record spanning approximately 30 years of experience in bleached kraft pulp, graphic papers and specialty papers. For three years he served as the Chief Executive Officer of Twin Rivers Paper Company, which, under his helm, became a leading pulp, specialty and lightweight graphic paper and dimensional lumber manufacturer. Prior to that, Lowe led the operational and financial turnaround of Northern Resources Nova Scotia Corporation, an integrated bleached pulp and forest products company.

24. Non-party Sean T. Erwin was nominated by Plaintiff to serve on Verso’s Board due to his extensive experience with the paper and pulp industry. Most recently, Erwin served as the Chairman of the Board of Directors of Neenah Paper, Inc., a publicly traded specialty paper manufacturer, where he also served for over six years as the Chief Executive Officer and President. He also has specific experience with bleached kraft pulp.

25. Non-party Jeffrey E. Kirt was nominated by Plaintiff to serve on Verso’s Board due to his substantial experience in the industrial and service sectors, primarily in turnaround situations with influence on the governance of entities. Kirt is the founder of Fifth Lake Management, LLC – an investment manager focused on direct investments. Prior to founding Fifth Lake Management, LLC, Kirt was a Partner at Pamplona Capital Management, L.P. Prior to that, he was a Partner for 12 years at Oak Hill Advisors, L.P.

B.	Verso Launches a Failed Strategic Review and Fails to Hold a Timely Annual Meeting

26. On August 9, 2017, the Company announced financial results for the second quarter of 2017, including net sales of $585 million, a net loss of $49 million, and adjusted EBITDA of negative $4 million. On September 21, 2017, Verso announced the formation of a Strategic Alternatives Committee (the “Committee”), including the engagement of Houlihan Lokey Capital, Inc. (“Houlihan”), to explore potential strategic transaction alternatives (the “2018 Strategic Review”).

27. The Committee was comprised of three members of Verso’s board of directors: the co-chairmen of the Board, Davis and Carr, and Scheiwe. Carr and Scheiwe received $20,000 each month for their work on the Committee; Davis received $30,000 per month. Davis, who serves on numerous boards and has previously run afoul of Institutional Shareholder Services’s (“ISS”) policy against “overboarding,” served as the chairperson of the Committee for the 2018 Strategic Review (see supra, at ¶ 14 ,infra, at ¶ 37).

28. Atlas engaged with Verso about the possibility of undertaking a potential transaction. Ultimately, the proposed transaction proceeded as far as a non-binding term sheet, a draft merger agreement, in-person meetings with advisors, and due diligence.

29. In June 2018, Houlihan informed Atlas that the Board was terminating discussions regarding a potential transaction. The 2018 Strategic Review was unsuccessful and resulted in no transaction.

30. Having failed to close any significant transaction during the 2018 Strategic Review, Verso’s Board began its pattern of stockholder disenfranchisement and self-interested entrenchment, including delaying the Company’s annual meetings. It was not until July 18, 2018, fourteen months after the last stockholder meeting, that Verso even set a date of September 24, 2018, for the 2018 annual meeting of the stockholders (the “2018 Annual Meeting”). In the press release announcing the 2018 Annual Meeting date, Verso’s Board also announced that it had reduced the size of the Board from seven directors to five. The only explanation for this change was that one of the incumbent directors, Rob Amen, had decided not to stand for re-election.

31. In other words, even though Verso’s last annual meeting had been in May 2017, before the 2018 Strategic Review even began, the Board waited 16 months to hold the 2018 Annual Meeting and changed the size of the board just before announcing that meeting (a history that unfortunately would repeat itself). In connection with the 2018 Annual Meeting, ISS issued a “withhold” recommendation for Alan Carr, Eugene Davis, Steve Scheiwe and Jay Shuster, who were, at the time of the 2018 Annual Meeting, four of five of Verso’s directors.

32. More than 15 months after finally holding its belated 2018 Annual Meeting, Verso has yet to hold its 2019 meeting.

C.	The 2019 Strategic Review and Atlas’ Nominations Are Announced

33. On April 11, 2019, Verso announced two shake-ups in its management. First, B. Christopher DiSantis had stepped down as President and Chief Executive Officer and as a member of the Board. And second, Leslie Lederer had been named as interim Chief Executive Officer. Following that announcement, on or around May 19, 2019, Verso and Atlas had an in-person meeting to discuss Verso and its response to general market conditions.

34. After that meeting, the Board deepened its efforts to thwart the stockholder franchise. Faced with the possibility of a proxy fight against Atlas, Verso’s Board spent the next six months further entrenching itself to the detriment of Verso’s stockholders.

35. Serving on the Verso Board is especially lucrative. Each of the directors received outsized compensation for serving on Verso’s Board. In 2018, the directors of Verso earned an average of almost $400,000 for their Board service. For context, that is more than the average compensation for serving on the Board of Exxon Mobile Corporation, a company with a market capitalization approximately 460 times greater than Verso’s.

36. In early June 2019, Houlihan engaged with Atlas about Atlas potentially acquiring a substantial stake in Verso. On June 13, 2019, Verso announced that the Board had adopted a stockholder rights plan without stockholder approval. It also announced that it had re-engaged Houlihan to, once again, advise the Committee on potential strategic alternatives (the “2019 Strategic Review,” together with the 2018 Strategic Review, the “Strategic Reviews”), which the incumbent Board hoped would buy them more time as directors. Three of the Board’s then-total four directors served on the Committee for the 2019 Strategic Review: Davis, Carr, and Scheiwe. The Company paid Mr. Davis, the chairman of the Committee, $30,000 per month for his work on the Committee while Messrs. Carr and Schweie each received $20,000 per month for their service.

37. Mr. Davis, the director ostensibly in charge of both of the Strategic Reviews, currently serves on the boards of numerous other companies and appears to be significantly over-boarded. Based on publicly available information, Mr. Davis appears to sit on no fewer than ten different companies’ boards, but apparently not even Mr. Davis or the rest of the Board is aware of the full extent and scope of Mr. Davis’s service on other boards: Verso’s November 25, 2019 Preliminary Proxy Statement could only disclose the boards that Mr. Davis “anticipates” he will be serving on as of the date of the upcoming annual meeting. Just a few days later, on December 3, a company called Mosaic Acquisition Corp. disclosed that Mr. Davis also serves on its board of directors, a fact that the November 25, 2019 Preliminary Proxy Statement failed to disclose.

38. Mr. Davis’s service on so many companies’ boards raises serious concerns for Plaintiff, namely whether he has devoted appropriate time and attention to the Committee’s work, whether his service on so many other companies’ boards created any conflicts with his obligations to the Committee, and whether he has at all times acted in the best interests of Verso’s stockholders.

39. After the announcement of the 2019 Strategic Review, Atlas attempted to negotiate with the Board regarding a potential transaction with Verso and avoid the need for a potential proxy contest. Such a transaction, if accepted, would have resulted in greater cash proceeds for stockholders than the Proposed Transaction. It remains unclear whether the Committee properly evaluated this potential transaction, as well as other indications of interest it may have received, or if its members preferred to prolong the 2019 Strategic Review as much as possible to maximize their Committee paychecks.

40. Having already experienced a failed strategic review and the Board’s disappointing decision to ignore the unique value Atlas was able to offer the Company, on or around June 26, 2019, Plaintiff formally submitted a nomination notice to the Secretary of the Company pursuant to the Company’s bylaws.

41. Atlas nominated Sean T. Erwin, Jeffrey E. Kirt, and Timothy Lowe (the “Nominees”), for election to the Board at the 2019 Annual Meeting. Each of the Nominees is highly qualified to serve as a director of Verso. The Nominees have deep and extensive knowledge of the bleached kraft pulp, graphic, packaging and specialty paper segments of the industry—areas in which the Board has little or no expertise—or of companies undergoing operational challenges.

42. On July 1, Verso acknowledged receipt of the nomination notice. Later that month, certain directors conducted telephonic interviews of the Nominees. Following those interviews, Atlas reaffirmed that it intended to solicit proxies in support of its Nominees.

43. In August 2019, Atlas proposed a compromise by which the Nominees would be added to the Board but would not constitute a majority of the directorships. This compromise would have allowed Verso to leverage the significant expertise of the Atlas Nominees. In connection with Atlas’s proposal, Atlas and Blue Wolf also offered to make a substantial, minority investment in Verso. Despite the obvious benefits to Verso of bringing in the knowledgeable Nominees and leveraging the industry expertise of Atlas and Blue Wolf, Verso declined to engage. The Board had shown yet again that the directors preferred their own interests over those of stockholders.

44. On September 23, Plaintiff, a record and beneficial holder, sent the Company a demand under Section 220 requesting Verso’s stocklist materials for the 2019 Annual Meeting. The September 23 demand, which in all respects complied with Section 220 as to the form and manner in which stockholders must make a demand for the inspection of a corporation’s books and records, served as a clear indication that Atlas fully intended to contest the election of the incumbent directors in hopes of improving the Company’s operations and unlocking the value that should have been available to all stockholders.

45. Continuing its pattern of delay in the face of clear legal obligations, and despite Plaintiff’s incontrovertible right to the stocklist materials, on September 30, Verso sent back a letter with no substantive response, indicating only that it would respond further at an unspecified date.

D.	Verso Belatedly Sets the 2019 Annual Meeting for January 2020

46. On October 3, 2019, mere days after Atlas had reaffirmed that it intended to contest Verso’s directors at the next election, Verso announced that it would not even hold the 2019 Annual Meeting in 2019. Instead, Verso announced that it would hold the 2019 Annual Meeting on January 21, 2020—almost 16 months after its 2018 annual meeting. The Board provided little reasoning. It announced in a press release that the (second) strategic review had “taken longer than [the Board] initially thought it would” and that the Board believed it was “prudent” to allow the 2019 Strategic Review to conclude before holding the 2019 Annual Meeting.

47. Although the Board undoubtedly had an understanding of the likely outcomes of the 2019 Strategic Review, Verso did not indicate that the results of the 2019 Strategic Review might be used to again delay its 2019 Annual Meeting.

48. In order to ensure that the incumbent directors did not continue to misappropriate the corporate machinery over the coming months, Plaintiff sent Verso a letter on October 10 (the “October 10 Letter”) asking whether Verso would produce the materials in the First Demand. In the October 10 Letter, Plaintiff made clear that there was no reason for the 2019 Strategic Review to impede a timely annual meeting because “the fact that Verso is undergoing a strategic review process only heightens the need for an annual meeting of stockholders to be called and held on a prompt and timely basis, to ensure that the stockholders have a full and fair opportunity to exercise their rights to elect the directors who will be charged with making significant decisions that may materially affect the nature of their investment.” Plaintiff requested that Verso confirm it would not again delay the Annual Meeting.

49. On October 18, Verso agreed that it would provide the stocklist materials when it received them. To date, no such materials have been delivered. Verso’s letter declined to address Plaintiff’s request to confirm it would not move the 2019 Annual Meeting, instead stating merely that the “contentions about the Company’s conduct and motivations are not productive and are denied.” The letter provided no indication that Verso intended to further delay the 2019 Annual Meeting. On November 27, 2019, Plaintiff subsequently wrote in response: “We understand your letter to confirm that Verso Corporation’s (‘Verso’) annual meeting of stockholders will be held on January 21, 2020, and will not be further postponed or delayed.”

50. On October 22, 2019, shortly after the Company set the 2019 Annual Meeting date for 2020, Atlas resubmitted this formal nomination notice for the Nominees, consistent with Verso’s bylaws. In the following months, and until its public announcement on December 23, despite various interactions between counsel for Verso and counsel for Plaintiff, Verso provided no indication that it would move the 2019 Annual Meeting.

51. In fact, on December 19, 2019, just four days prior to its latest attempt to move the 2019 Annual Meeting, Verso filed a preliminary proxy statement confirming that the annual meeting would occur on January 21, 2020. This late, unexpected movement of the date of the 2019 Annual Meeting appears to have been yet another action taken for improper, entrenchment purposes.

E.	Verso’s Board Announces a Significant Proposed Transaction, Increases the Size of the Board, and Appoints its Own Nominees

52. On November 12, 2019, after two years of relative inaction by the Committee overseeing the Strategic Reviews, and with the Board now facing an imminent proxy fight, the Company suddenly announced that it had agreed to enter into the Proposed Transaction (the “Sale Announcement”).

53. The Sale Announcement revealed that Verso had entered into a Membership Interest Purchase Agreement with Pixelle Specialty Solutions LLC (“Pixelle”), in which significant assets of the Company, including its crown jewel, Stevens Point Mill in Stevens Point, Wisconsin, as well as the Androscoggin Mill in Jay, Maine, would be sold to Pixelle. Verso was non-committal about what it would do with the net proceeds after applying a portion of the proceeds to underfunded pension liabilities.

54. Although approval of the Proposed Transaction requires a stockholder vote, the Sale Announcement did not include any information about when such a vote would occur. The Sale Announcement also did not indicate that the Proposed Transaction would have any impact on the 2019 Annual Meeting, which had been set for January 21, 2020 for over a month already.

55. In conjunction with the Proposed Transaction, Verso also announced that it was making significant changes to its leadership structure. First, the Sale Announcement disclosed that the Company had appointed a fifth director to the Board, Adam St. John, who would also serve as the Company’s Chief Executive Officer. St. John’s appointment to the Board filled the open vacancy to result in five directors (St. John, plus Carr, Davis, Scheiwe, and Shuster). St. John is also Verso’s third Chief Executive Officer in as many years. Second, two days later, on November 14, the Board announced that it was expanding the size of the Board from five directors to seven, and hand-selecting Nancy M. Taylor and Randy J. Nebel to fill these new directorships.

56. The Board’s unilateral decision to augment itself comes directly on the heels of the Company’s announcement of the Proposed Transaction, a sale that, if approved, will scale back the Company’s operations significantly.

57. Remarkably, despite the dearth of industry experience that has plagued the Board, these additional members appear to have little or no experience in the segments of Verso’s business that would remain after the Proposed Transaction. The press release announcing the selection includes no reason that the Board chose to expand nor any specific reason that these directors were chosen—although the reason was clear to anyone paying attention. Expanding the Board and adding directors chosen by the incumbent directors was a quintessential attempt to entrench the incumbent directors.

58. Through the expansion of the Board, directors never elected by the stockholders at a timely annual meeting would be in charge of recommending whether to undertake a transformative transaction through a sale of important assets of the Company. Upon information and belief, the decision to handpick new directors and increase the size of the Board was not motivated by any legitimate business reason.

59. On December 3, 2019, the Atlas Parties and the Blue Wolf Parties delivered a letter to the Board related to the Sale Announcement and subsequently issued the letter publicly as a press release. Among other things, the public letter sought additional information regarding the Sale Announcement, including:

•	Information regarding the calculation of the purchase price of the Proposed Transaction, which would be necessary to understand the net proceeds to Verso;

•	Details regarding the 8-year pulp supply agreement Verso to be entered into with Pixelle as part of the Proposed Transaction;

•	The terms of the restructuring agreement with Verso Androscoggin LLC, to, among other things, transfer certain assets and liabilities from the business Verso was selling to Verso’s subsidiary;

•	A detailed plan of how the cash proceeds from the Proposed Transaction would be used by Verso going forward; and

•	A business plan for Verso’s remaining assets.

The letter further noted that the Board, including the new Board appointees, had no real experience in the market segments that would remain following the Proposed Transaction.

60. The timing of the Board’s decisions to enter into the Proposed Transaction and unilaterally reconstitute the Board is especially suspicious. After choosing a transaction structure that avoided any director losing his directorship, the Board changed CEOs and expanded the Board and added three hand-picked directors. The Board’s actions since Plaintiff sent its First Demand appear to have been for the purposes of protecting their directorships and insulating the review of the Proposed Transaction.

F.	Atlas Files its Preliminary Proxy Statement and Plaintiff Makes another Books and Records Demand to Investigate Wrongdoing

61. On December 5, 2019, Plaintiff filed its preliminary proxy statement on Schedule 14A with the SEC setting forth Sean T. Erwin, Jeffrey E. Kirt and Timothy Lowe as its three nominees for election as directors at the 2019 Annual Meeting.

62. On December 6, 2019, in response to the Company’s confounding and concerning announcements regarding the Proposed Transaction and the changes to the Board’s composition, Plaintiff sent a second, separate and distinct books and records demand pursuant to Section 220. This Second Demand in all respects complied with Section 220, including with respect to the form and manner requirements.

63. The Second Demand identified the following proper purposes for the requested inspection:

1.

“To evaluate the deliberations and due diligence undertaken by the . . . [Board] and/or management during the Strategic review Process, including whether the Board engaged in a legitimate, good faith process consistent with their fiduciary duties;”

2.	“To obtain information regarding the material economic and other terms of the Proposed Transaction, which material information the Corporation has not disclosed or made available to stockholders;”

3.

To investigate potential mismanagement, wrongdoing, and/or breaches of fiduciary duties by members of the Board or others in connection with the Strategic Review Process and the director nomination process, and to evaluate the process by which the Board decided to increase from four to seven members, including the reason for expansion;”

4.

“To assess the suitability of the Board to continue in office, the advisability of proposing changes to the members of the Board, and to facilitate informed voting in any election of directors, so as to determine the degree of change that it believes is required by the Corporation, including with respect to Board composition and whether the current directors are fit to sit on the Corporation’s Board, including because Mr. Davis is over-boarded;”

5.

To investigate the disinterestedness and independence of the Board to consider a demand to initiate and maintain litigation related to any wrongdoing, including any breaches of fiduciary duties, discovered in connection with the investigation set forth above; and”

6.	“To enable [Plaintiff] to communicate with the Corporation’s stockholders concerning solicitation of proxies and regarding the foregoing.”

64. Consistent with Section 220 and in order to accomplish the foregoing purposes, the Second Demand sought production of the following books and records of the Company:

a)

All Books and Records referring or relating to the nominating process, including without limitation any communications and information regarding the current Board, the self-evaluations referenced in the Corporation’s Preliminary Proxy Statement, any discussion around potential new members, the process by which the Board identified and evaluated potential new members (including in respect of Randy Nebel and Nancy Taylor), and the decision to appoint two chairmen;

b)	Any Books and Records relating to, concerning, or reflecting on the Board’s assessment of its members’ independence and qualifications;

c)

Any Books and Records relating to, concerning, or reflecting the Corporation’s review and analysis of strategic alternatives during the Strategic Review Process, including without limitation any information on the scope of any strategic alternatives explored and evaluated;

d)

Any analyses, information, recommendations and summaries, in written or electronic form, prepared by financial advisors, investment bankers or other consultants relating to the Corporation’s review of strategic alternatives presented to or provided to the Board or its individual members in the course of the Strategic Review Process;

e)

Any Books and Records relating to, concerning, or reflecting the Proposed Transaction, including without limitation in the restructuring and Restructuring Agreement in respect thereof, and the unfunded pension liabilities and assumption of a portion of such unfunded liabilities by the buyer in such Proposed Transaction;

f)

A copy of the term sheet regarding the four-year pulp supply agreement entered into with Pixelle in connection with the Proposed Transaction, and any Books and Records relating to, concerning or reflecting the negotiation of such term sheet and the terms therein, including without limitation any analyses conducted regarding the financial terms agreed to in such term sheet;

g)

Any Books and Records referring or relating to whether Mr. Davis is over-boarded, including without limitation any analysis of whether he is over-boarded, all minutes for any Board meeting attended by Mr. Davis, all records of attendance by Mr. Davis at Board meetings and any documents relating t or explaining his absence from any such meetings or portions thereof;

h)

Any Books and Records, that have already been produced or which the Corporation is planning or intending to produce to any other stockholder making demand for inspection of books and records under Section 220 of the DGCL (or any analogous statute); and

i)	Any Books and Records referring or relating to the Board’s decision to delay its 2019 Annual Meeting.

65. The Company sent correspondence acknowledging the Second Demand on December 13, 2019. This correspondence merely stated that the Company would “respond in due course[.]” During a December 20 meet and confer regarding a confidentiality agreement for Plaintiff’s stocklist demand, Plaintiff’s counsel was told simply that the Board is still considering the Second Demand. Although Plaintiff’s counsel indicated that receiving a response by the end of that week was very important, Verso has yet to respond to the Second Demand in violation of Section 220.

G.	Atlas Does Not Back Down From its Proxy Contest.

66. On December 8, following receipt of the Second Demand, the Company reached out to Atlas, purportedly to seek a resolution of certain issues pertaining to the upcoming director election. The Company seemed particularly focused on Plaintiff’s concerns about Mr. Davis. Verso wanted to know whether Atlas would withdraw its Nominees if two of the three were included in the Company’s proxy statement and whether it would withdraw its books and records demands. Verso’s representatives indicated that Verso was only willing to undertake such a compromise if Atlas entered into voting support and standstill agreements regarding the Proposed Transaction without receiving answers to the questions it had asked about the Proposed Transaction. Such a voting agreement would not be acceptable to Atlas because it would prohibit Atlas from talking to other stockholders about a major transaction that stockholders should be fully informed about prior to voting on it.

67. Also on December 8, the Company’s outside counsel emailed Atlas’s outside counsel to confirm in writing that both sides would keep these discussions confidential. Atlas’s outside counsel agreed that ongoing discussions should be kept confidential and inquired about confidentiality should these discussions break down. Company counsel declined to answer the question, purportedly in the interest of “just get[ing] this [an agreement] done.”

68. Over the next several days, Atlas and Verso engaged in substantive settlement discussions during which the parties exchanged draft settlement agreements.

69. Then, on the afternoon of December 10, to the complete surprise of Atlas, the Company, with whom Atlas had been engaging in settlement discussions regarding the draft settlement agreements earlier that same day, issued a press release publicly disclosing that it was discontinuing the settlement discussions with Atlas (the “December 10 Announcement”). Verso further disclosed in the December 10 Announcement the substance of the parties’ confidential settlement discussions despite the parties’ understanding, and it sought to create a misleading public narrative about such discussions.

70. The December 10 Announcement also revealed that two of the incumbent directors, the Co-Chairmen, Messrs. Carr and Davis, would not stand for re-election. Verso further announced that the Board had yet again selected a nominee not proposed by Atlas for election at the 2019 Annual Meeting, Robert K. Beckler. The second candidate would be chosen by the Board to stand for election at a later date.

71. On December 11, Verso filed an amendment to its preliminary proxy regarding the Proposed Transaction. The proxy did not give any indication that Verso planned to move the Annual Meeting. Despite including a recitation of what Verso purportedly believed were all of the material facts regarding the Proposed Transaction, Verso’s Board failed to inform stockholders that it was considering a further delay of the 2019 Annual Meeting (which was already not being held in 2019 at all) or that the two votes would be held on the same day.

72. On December 13, Atlas issued a press release expressing concerns about Verso’s approach and reaffirming that it sought the election of its Nominees. That same day, Verso responded to the Second Demand only by stating that it was under review and the Board would “provide a more detailed response in due course.” That more detailed response has never been provided.

73. On December 16, Verso announced that the Board was nominating Paula H.J. Cholmondeley for election at the 2019 Annual Meeting. Yet again, the Board handpicked a candidate of its own over any of the Nominees proposed by Atlas and Blue Wolf, large stockholders with significant industry knowledge, and with considerable industry experience.

H.	Verso Again Delays its Already Belated 2019 Annual Meeting and Precludes Independent Review of the Proposed Transaction and Additional Disclosure to All Stockholders

74. The day before Christmas Eve, the very day Atlas was preparing to file its definitive proxy statement, Verso announced without any notice that it was delaying its 2019 Annual Meeting even further. Although Verso was already well outside the 13 month period set forth in Section 211, the Board actively decided to postpone the meeting an additional 10 days in yet another effort to disenfranchise its stockholders and entrench itself.

75. By delaying the 2019 Annual Meeting and requiring stockholders to vote on the Proposed Transaction at the same time as they elect directors, Verso’s Board is able to escape the Nominees’ substantive review or consideration of the Proposed Transaction and additional disclosures regarding material terms of the Proposed Transaction consistent with their fiduciary duties. At the same time, the incumbent Board is denying stockholders basic information required to evaluate the Proposed Transaction, forcing Plaintiff to file a Section 220 claim. Verso’s Board continues to disenfranchise its stockholders. On the eve of a proxy contest, the Board proposed a transformative transaction, which was structured in a way that would permit the incumbent board to keep its seats absent being removed at the annual meeting. Atlas is entitled to the information necessary to evaluate the Proposed Transaction and communicate with stockholders about any wrongdoing relating to that transaction and to fully explain to stockholders how its Nominees will be better positioned to address the needs of the Company assuming the Proposed Transaction is approved. By combining the meeting and avoiding any actual response to the Second Demand, the Board is seeking yet again to entrench itself—this time by depriving stockholders of important information before two key votes.

76. Stockholders have waited too long to elect directors while the Board violates Delaware law with impunity to avoid accountability. The Board must be required to stop improperly manipulating the corporate machinery for its own benefit. There is no reason other than entrenchment and distraction for the Board to combine two meetings into one. The bare bones press release does not provide any explanation of why the incumbent Board supposedly believed it was in the stockholders’ best interest for the two votes to be held at the same meeting. The press release announcing the postponed 2019 Annual Meeting does not provide any indication of the reason the Board chose not to hold the vote on the Proposed Transaction on January 21, 2019. It also fails to explain why Verso waited more than a month from signing the definitive agreement to set the vote.

77. Upon information and belief, the purpose for moving the 2019 Annual Meeting was to avoid the Nominees and all stockholders from learning more information about the Proposed Transaction. If the 2019 Annual Meeting were to take place on January 21, the Nominees, would be able to ensure that all material information concerning the Proposed Transaction is disclosed to stockholders so that they may make an informed decision.

78. Delaying and coupling the two votes, while it flagrantly ignores its obligations under Section 220, is simply another attempt to disenfranchise stockholders and entrench the Board and its hand-picked directors. By preventing stockholders from electing the Nominees, and thereby receiving the benefit of the views of well-respected, independent directors owing fiduciary duties to the Company and its stockholders regarding the Proposed Transaction, the incumbent directors have improperly used the corporate machinery to reduce the risk to themselves that they will be ousted from the Board until at least the next annual meeting.

79. Accordingly, the Court should confirm that the 2019 Annual Meeting will be held and the Company’s directors will be elected, pursuant to Section 211, at the date set by the Board: January 21, 2020. Alternatively, the Court should enter an order preventing the Board from attempting to move the 2019 Annual Meeting (and the election of directors) to any date other than January 31, 2020. Absent such an order, the Board could continually alter the date for the meeting while reaping the rewards of their lucrative compensation packages. Plaintiff and the other stockholders will continue to be deprived of having their chosen directors run the company they own.

80. Additionally, Plaintiff is entitled to the inspection of the categories of documents identified in the Second Demand, and the Company has wrongfully refused to make those documents available to Plaintiff. Withholding those documents serves only to promote the self-interests of the incumbent Board at the expense of the stockholders, who deserve full information about which director-nominees would best serve their interests in running the Company. Accordingly, Plaintiff seeks an order requiring the Company to produce all of the requested documents sufficiently in advance of the upcoming annual meeting so that the Plaintiff can, among other things, properly evaluate the Proposed Transaction, the suitability of directors, including any wrongdoing and/or mismanagement by the Board, and communicate about those issues with stockholders before the first election of directors in well over a year.

COUNT I

(FAILURE TO HOLD ANNUAL MEETING UNDER 8 DEL. C. § 211)

81. Plaintiff repeats and realleges all preceding paragraphs as if fully set forth herein.

82. Plaintiff is a stockholder of record of the Company.

83. There has been a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of more than 13 months after the latest to occur of the organization of the Company, its last annual meeting or the last written consent to elect directors in lieu of an annual meeting.

84. The 2019 Annual Meeting has been belatedly set and Verso has already purported to move it once to the detriment of Verso’s stockholders.

85. Under 8 Del. C. § 211(c), the Court may summarily order a meeting to be held under such circumstances and may enter such orders as may be appropriate with respect to such meeting, including with respect to the date and quorum requirements for such a meeting. Plaintiff is entitled to such an order here.

86. Plaintiff has no adequate remedy at law.

COUNT II

(INSPECTION OF BOOKS AND RECORDS UNDER 8 DEL. C. § 220)

87. Plaintiff repeats and realleges all preceding paragraphs as if fully set forth herein.

88. On December 6, 2019, Plaintiff made a written demand upon the Company for the inspection of the books, records, and documents identified in Plaintiff’s Second Demand.

89. The Second Demand (like the first) fully complied with all applicable requirements of Section 220 with respect to the form and manner of making a demand for the inspection of the Company’s books and records.

90. Plaintiff’s demands for inspection were made for proper purposes, which includes communicating with fellow stockholders; gathering information that is material to stockholder’s fast-approaching decision about whether to vote for the incumbent directors at the annual meeting and whether to approve the Proposed Transaction; and investigating possible breaches of fiduciary duty by the Company’s officers and Board members in connection with the manner in which it conducted the Strategic Review Process, scheduled the 2019 Annual Meeting, and evaluated the Proposed Transaction.

91. Inspection of the books and records demanded are necessary to achieve Plaintiff’s proper purposes before the upcoming annual meeting and the scheduled stockholder vote on the Proposed Transaction, both of which are currently scheduled for January 31, 2020.

92. The Company has failed to meaningfully respond to the Second Demand and has not provided Plaintiff with access to the books and records demanded in the Second Demand.

93. By reason of the foregoing and pursuant to Section 220, Plaintiff requests an order requiring the immediate production of books and records identified in Plaintiff’s Second Demand.

94. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully prays for the following relief:

A. An order requiring Verso to convene an annual meeting of stockholders on or before January 21, 2020, or, in the alternative, January 31, 2020, and preventing the adjournment thereof until such time as the stockholders have an opportunity to elect directors;

B. An order providing that the shares of stock represented in person or by proxy at such meeting, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting, notwithstanding any provision of the certificate of incorporation or bylaws to the contrary;

C. An order precluding Verso from holding any stockholder vote prior to its annual meeting of stockholders and the election of directors at that meeting;

D. An order requiring Verso to produce to Plaintiff the books and records identified in Plaintiff’s Second Demand;

E. An order requiring Verso to pay reasonable attorneys’ fees and expenses in connection with this action; and

F. Such other relief as this Court deems just and appropriate.

/s/ Rudolf Koch
OF COUNSEL: Jeffrey B. Korn Brittany Wagonheim Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

Richard P. Rollo (#3994)

Rudolf Koch (#4947)

Matthew D. Perri (#6066)

Megan E. O’Connor (#6569)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

Attorneys for Plaintiff

Dated: December 27, 2019

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